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                                                                     EXHIBIT 4.1



                              GENERAL MAGIC, INC.

               CHANGE OF CONTROL PLAN AND SUMMARY PLAN DESCRIPTION


SECTION 1. INTRODUCTION

     The General Magic, Inc. Change of Control Plan ("Plan") was adopted by the Board of Directors ("Board") of General Magic, Inc., effective April 16, 1998. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of its employees, notwithstanding the possibility or occurrence of a Change of Control (as defined below) of the Company.

SECTION 2. DEFINITION OF TERMS

     The following terms referred to in this Plan shall have the following meanings:

     (a)  CAUSE.

          "Cause" shall mean any of the following:

               (1) the Employee's willful dishonesty or fraud with respect to the business affairs of the Company;

               (2) the Employee's intentional falsification of any employment or Company records;

               (3) the Employee's misappropriation of or intentional material damage to the business or property of the Company, including the improper use or disclosure of the confidential or proprietary information of the Company; or

               (4) the Employee's conviction (including any plea of guilty or nolo contendere) of a felony or other crime that, in the Company's judgment, materially impairs the Employee's ability to perform his or her duties for the Company, or adversely affects the Company's reputation or standing in the community.

     (b)  CHANGE OF CONTROL.

          "Change of Control" shall mean the occurrence of any of the following events:

               (1)  a dissolution or liquidation of the Company;

               (2) a sale, lease or other disposition of all or substantially all of the assets of the Company so long as the Company's stockholders immediately prior to such transaction will, immediately after such transaction, fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity (for purposes of this clause 2(b)(2), any person who acquired securities of the Company prior to the


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occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

               (3) either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled affiliate of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled affiliate of any other entity) immediately following the reverse merger (for purposes of this clause 2(b)(3), any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

               (4) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled affiliate of the Company) of the direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or

               (5) the individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

     (c)  COMPANY.

     "Company" means General Magic, Inc. or, following a Change of Control, the controlling surviving commercial entity resulting from such transaction.


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     (d)  DISABILITY.

          "Disability" shall mean a physical or mental infirmity that renders an Employee unable to perform the essential duties of his or her job, with or without reasonable accommodation, for a period of one hundred twenty (120) consecutive calendar days where the Employee has not returned to regular, full-time employment prior to termination.

     (e)  GOOD REASON.

          "Good Reason" shall mean the occurrence of any of the following conditions after a Change of Control, without the Employee's written consent, which condition(s) remain(s) in effect twenty (20) days after written notice to the Company from Employee of such condition(s):

               (1) a reduction of the Employee's base salary as in effect immediately prior to the Change of Control, a reduction by more than fifteen percent (15%) of the Employee's annual target bonus as in effect immediately prior to the Change of Control, or a failure to provide to the Employee benefit plans, arrangements, policies and procedures, which, taken as a whole, are not materially less favorable to the Employee (including on an after-tax basis) than those, taken as a whole, provided by the Company to the Employee immediately prior to the Change of Control;

               (2) a material, adverse change in the Employee's responsibilities or duties, as measured against the Employee's responsibilities or duties immediately prior to the Change of Control; provided, that, in the case of an Executive Management employee (as defined in the appropriate Benefits Schedule), a material, adverse change shall be deemed to occur for purposes of this Plan if the Employee no longer serves as a vice president or executive officer of a publicly-traded company reporting to the President or Chief Executive Officer of the Company;

               (3) the relocation of the Employee's work place for the Company to a location more than twenty-five (25) miles from the Employee's then present work location on other than a temporary basis; or

               (4)  any material breach of this Plan by the Company.

     (f)  TERMINATION AFTER CHANGE OF CONTROL.

          "Termination After Change of Control" shall mean the occurrence, upon or within thirteen (13) months following the occurrence of a Change of Control, of either (i) termination of the Employee's employment by the Company for any reason other than for Cause, or (ii) the Employee's resignation for Good Reason. "Termination After Change of Control" shall not include any termination of the employment of the Employee (A) by the Company for Cause; (B) by the Company as a result of the Disability of the Employee; (C) as a result of the death of the Employee; or (D) as a result of the voluntary termination of employment by the Employee other than for Good Reason.



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SECTION 3. ELIGIBILITY AND PARTICIPATION

     All regular, full-time employees of the Company other than the Chief Executive Officer of the Company (each individually referred to as "Employee") who are terminated from employment with the Company as a result of a Termination After Change of Control become eligible to receive benefits under the Plan, and are considered participants in the Plan, as of the date of such termination. For purposes of this Plan, a regular, full-time employee is one regularly scheduled in advance to work at least thirty (30) hours each week.

SECTION 4. ACCELERATION UPON NON-ASSUMPTION OF STOCK AWARDS

     In the event of a Change of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be ("Acquiring Corporation"), shall either assume or continue the Company's rights and obligations under all then-outstanding stock awards granted to the Employee or substitute for such stock awards substantially equivalent stock awards for the Acquiring Corporation's stock. To the extent any of the stock awards held by the Employee prior to the Change of Control are incentive stock options for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the substituted stock awards also shall be incentive stock options for the Acquiring Corporation's stock. The Employee's outstanding stock awards shall be deemed assumed or continued if, following the Change of Control, such stock awards confer the right to purchase in accordance with their terms and conditions, for each share of stock subject to such stock awards immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of the common stock of the Company on the effective date of the Change of Control was entitled. Subject to the limitations set forth in Section 5(c), in the event that the Acquiring Corporation fails to assume or continue the Company's rights and obligations under the Employee's outstanding stock awards or substitute for such stock awards in connection with the Change of Control, and provided that the Employee's employment with the Company has not terminated prior to the effective date of the Change of Control, any unvested portions of the Employee's outstanding stock awards shall be immediately exercisable and vested in full as of the date ten (10) days prior to the date of the Change of Control. The Company shall notify the Employee as soon as practicable that the Acquiring Corporation does not intend to assume or continue the Employee's stock awards or substitute its own stock awards. Stock awards to acquire Company stock that are not assumed, continued or substituted for by the Acquiring Corporation, or that are unexercised as of the date of the Change of Control, shall automatically expire on such date, or upon such later date as may be determined by the Board prior to the date of the Change of Control, notwithstanding any contrary provisions contained in any stock award agreement (including a stock option agreement) with respect to such stock awards. An exercise of the Employee's outstanding stock awards that was permissible solely by reason of the acceleration of exercisability provided by this section shall be conditioned upon the consummation of the Change of Control.


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SECTION 5. SEVERANCE BENEFITS

     (a)  GENERAL.

               (1) TERMINATION AFTER CHANGE OF CONTROL. Subject to the limitations set forth in Section 5(c), if the Employee's employment is terminated as a result of a Termination After Change of Control, then the Employee shall be entitled to receive severance pay and other benefits in accordance with the applicable Benefit Schedule.

               (2) OTHER TERMINATIONS. If the Employee's employment terminates for any reason other than as a result of a Termination After Change of Control, then the Employee shall not be entitled to receive severance or other benefits following the date of such termination, and the Company shall have no obligation to pay any premiums necessary to provide for the continuation of any health and medical benefit or life insurance coverage existing on the date of such termination, except as otherwise required by any applicable severance program or by applicable law.

     (b)  ACCELERATION OF VESTING OF STOCK AWARDS.

          Subject to the limitations set forth in Section 5(c), if the Employee's employment is terminated as a result of a Termination After Change of Control, any unvested portion of any then-outstanding stock awards granted to the Employee by the Company, including stock awards that have been assumed, continued or substituted by the Acquiring Corporation, shall be automatically accelerated and become immediately exercisable and vested in full effective as of the date of the termination of the Employee's employment.

     (c)  LIMITATION OF PAYMENTS AND BENEFITS.

               (1) EXCESS PARACHUTE PAYMENT. If any payment or benefit the Employee would receive under this Plan (the "Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, or any comparable successor provision, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provision (the "Excise Tax"), then the Employee's benefits under this Plan shall be either (A) provided to Employee in full, or (B) reduced only to the extent necessary to render the Excise Tax inapplicable, whichever of the foregoing, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in receipt by the Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. Any determination required under this paragraph shall be made in good faith and provided to the Company and the Employee in writing by a qualified third party (the "Professional Service Firm") selected by the Company prior to the Change of Control (and if none is selected by the Company prior to the Change of Control, then that Professional Service Firm selected by the Company at a later time). In the event of a reduction of benefits hereunder, benefits payable in cash shall be reduced first. For purposes of making the calculations required by this paragraph, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely


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on reasonable, good faith interpretations concerning the application of the
Code, and other applicable legal authority. The Company and the Employee shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Professional Service Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

                    If, notwithstanding any reduction described in the foregoing paragraph, the Internal Revenue Service (the "IRS") determines that the Employee is liable for the Excise Tax as a result of receipt of the Payment, then the Employee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that the Employee challenges the final IRS determination, a final judicial determination, a portion of the Payment equal to the "Repayment Amount." The Repayment Amount with respect to Payment shall be the smallest amount, if any, required to be repaid to the Company so that the Employee's net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the maximization of the Employee's net after-tax proceeds with respect to the Payment. If the Excise Tax is not eliminated pursuant to this paragraph, the Employee shall pay the Excise Tax.

                    Notwithstanding any other provision of this Section 5(c)(1), if (i) there is a reduction in the payment of benefits as described above, (ii) the IRS later determines that the Employee is nonetheless liable for the Excise Tax, payment of which would result in the maximization of the Employee's net after-tax proceeds (calculated as if the Employee's benefits had not been reduced hereunder), and (iii) the Employee pays the Excise Tax, then the Company shall pay to the Employee the amount of the reduction contemporaneously or as soon as administratively possible after the Employee pays the Excise Tax so that the Employee's net after-tax proceeds with respect to the Payment is maximized.

               (2) OTHER BENEFITS. All of the benefits described in the applicable Benefit Schedule shall be reduced by the amount or to the extent of other severance or retention benefits paid or payable to the Employee by the Company in connection with layoff or termination of employment, including without limitation any benefit required to be paid under the Worker Adjustment and Retraining Notification Act ("WARN Act") or any other federal, state or local law (including, without limitation, the so-called "plant closing" laws) requiring the Company to give advance notice or make a payment of any kind to the Employee because of that Employee's termination of employment due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason ("Other Applicable Laws"). In no event shall an Employee be entitled to a benefit under this Plan greater than the reduced amount described above, so that the sum of the Plan benefits, any other severance or retention benefits payable to Employee by the Company, and the benefits required under the WARN Act or Other Applicable Laws, if any, shall not exceed the greater of (i) the benefits under this Plan prior to reduction hereunder or (ii) the benefit amount mandated under the WARN Act or Other Applicable Laws.

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SECTION 6. EMPLOYEE COVENANTS REGARDING NONSOLICITATION, NONCOMPETITION AND
           CONFIDENTIAL INFORMATION.

          The terms of any agreement between the Employee and Company concerning nonsolicitation, noncompetition and the treatment of proprietary and confidential information shall continue to apply subsequent to the Employee's termination of employment for any reason. In the event no such agreement exists, then for a period of one (1) year following termination of employment for any reason, the Employee shall not recruit, solicit, or invite the solicitation of any employees, contractors or service providers of the Company to terminate their relationship with the Company, nor shall Employee use or disclose any confidential or proprietary information of the Company unless authorized by the Company.

SECTION 7. SUCCESSORS.

     (a)  COMPANY'S SUCCESSORS.

          The Company shall require any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets to assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Plan by operation of law. Failure of the Company to obtain such agreement shall be a material breach of this Plan.

     (b)  EMPLOYEE'S SUCCESSORS.

          All rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Employee shall have no right to assign any of his or her obligations or duties under this Plan to any other person or entity.

SECTION 8. NOTICE.

     (a)  GENERAL.

          Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.


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     (b)  NOTICE OF TERMINATION.

          Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation (including resignation for Good Reason) shall be communicated by a notice of termination to the other party given in accordance with this Section 8. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than fifteen (15) days after the giving of such notice).

SECTION 9. MISCELLANEOUS PROVISIONS.

     (a)  AT WILL EMPLOYMENT.

          This Plan is not an employment agreement. Nothing in this Plan requires an Employee to stay in the employ of the Company, requires the Company to retain an employee in his or her present or any other position, or alters the Employee's status as an at-will employee. The employment relationship may be terminated either by the Company or the Employee at any time, with or without cause.

     (b)  TERM OF AGREEMENT.

          The provisions of this Plan shall terminate on such date as may be determined by the Board, subject to the limitations of Section 14. Notwithstanding the above, if a Change of Control occurs, the provisions of this Plan shall terminate upon the later to occur of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) thirteen (13) months after the Change of Control. Any termination of this Plan shall not affect any required payment or benefit that accrues prior to such termination.

     (c)  NO DUTY TO MITIGATE.

          The Employee shall not be required to mitigate the amount of any payment contemplated by this Plan (whether by seeking new employment or in any other manner), nor shall any earnings that the Employee may receive from any other source reduce any such payment.

     (d)  WAIVER.

          No provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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     (e)  CHOICE OF LAW.

          The laws of the State of California shall govern the validity, interpretation, construction and performance of this Plan.

     (f)  SEVERABILITY.

          The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (g)  NO ASSIGNMENT OF BENEFITS.

          The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 9(g) shall be void.

     (h)  INCOME AND EMPLOYMENT TAXES.

          All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

SECTION 10. ADMINISTRATION AND OPERATION OF THE PLAN

          The Company is the "Plan Sponsor" and the "Plan Administrator" of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Company has the sole discretion to make such rules, regulations, and interpretations of the Plan and to make such computations and to take such other action to administer the Plan as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

          Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.


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SECTION 11. CLAIMS, INQUIRIES, APPEALS AND ARBITRATION

     (a)  APPLICATIONS FOR BENEFITS AND INQUIRIES.

          Applications for benefits should be in writing, signed and submitted to: Plan Administrator, Change of Control Plan, General Magic, Inc., 420 N. Mary Avenue, Sunnyvale, California 94085. If the application is not granted in full within thirty (30) days of submission then the Employee at his or her election may either (i) pursue arbitration as described in Section 11(g) hereof and give the Plan Administrator reasonably prompt notice of such intention or (ii) pursue the claims procedure set forth below.

     (b)  DENIAL OF CLAIMS.

          If any application for benefits is denied in whole or in part, the Plan Administrator must notify Employee, in writing, of the denial of the application, and of Employee's right to review the denial. The written notice of denial will be set forth in a manner designed to be understood, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

          This written notice will be given to Employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to Employee before the end of the initial 90-day period.

          This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed denied. Employee will then be permitted to appeal the denial in accordance with the review procedure described below.

     (c)  REQUEST FOR REVIEW.

          The Employee (or the Employee's authorized representative) may appeal a denied benefit claim by submitting a written request for review to: Review Panel, Change of Control Plan, General Magic, Inc., 420 N. Mary Avenue, Sunnyvale, California 94085. The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. The Employee's appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give the Employee (or the Employee's representative) an opportunity to review pertinent documents in preparing a request for a review.

          A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the Employee or the Employee's representative feel are pertinent. The Review Panel may require the Employee or the Employee's


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representative to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

     (d)  DECISION ON REVIEW.

          The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. The Review Panel will give written notice of its decision to the applicant. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will outline the specific Plan provisions upon which the decision is based. If written notice of the Review Panel's decision is not given within the time prescribed above, the application will be deemed denied on review. If the claim is denied on review, the applicant may then either pursue his or her claim in a judicial forum or invoke the arbitration procedure described in Section 11(g) hereof.

     (e)  RULES AND PROCEDURES.

          The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If the Employee wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits, the Employee may be required to do so at the Employee's own expense.

     (f)  EXHAUSTION OF REMEDIES.

          No legal action for benefits under Section 11(d) of the Plan or otherwise may be brought unless and until (i) a written application for benefits has been submitted in accordance with the procedures described above; (ii) the person claiming benefits has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the time prescribed), and the claimant has not invoked the arbitration procedure under Section 11(g) hereof;
(iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above; and (iv) the person appealing the denial has been notified in writing that the Review Panel has denied the appeal (or the appeal is deemed to be denied due to the Review Panel's failure to take any action on the claim within the time prescribed) and the claimant has not invoked the arbitration procedure under Section 11(g) hereof.

     (g)  ARBITRATION.

               (1) In the event of any dispute between the Company and the Employee concerning the validity, interpretation, enforcement or breach of this Plan, provided the Employee has invoked this arbitration procedure either under
Section 11(a) or Section 11(d) hereof, excepting only any rights the parties may have to seek injunctive relief, the dispute shall be resolved by final and binding arbitration administered by JAMS/Endispute in Sunnyvale,


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California in accordance with then existing JAMS/Endispute Arbitration Rules and
Procedures for Employment Disputes. Resolution by arbitration, either in lieu of or after exhausting the procedures set forth at Sections 11(b) through (d) of this Plan, shall be at the election of the Employee with respect to any claim to which Section 11(a) shall apply. In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as may be compelled by court order. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. Pending the resolution of any dispute between the parties, the Company shall continue prompt payment of all amounts due the claimant under this Plan and prompt provision of all benefits to which the claimant is otherwise entitled.

               (2) Costs of arbitration, including reasonable attorney fees and costs and the reasonable fees and costs of any experts incurred by the claimant, shall be borne and paid by the Company if the claimant prevails on any portion of his or her claim(s). Such fees and costs shall be paid by the Company in advance of the final disposition of such claims, as such fees are incurred, upon receipt of an undertaking by the claimant to repay such amounts if it is ultimately determined that he or she did not prevail on any portion of his or her claim(s).

               (3) Notwithstanding the foregoing provisions of this Section 11(g), either a claimant or the Company may seek and obtain otherwise available injunctive relief in Court for any violation of obligations concerning confidential information or trade secrets that cannot adequately be remedied at law or in arbitration.

SECTION 12. OTHER PLAN INFORMATION.

     (a) EMPLOYER AND PLAN IDENTIFICATION NUMBERS. The Employer Identification Number assigned to the Company by the Internal Revenue Service is 77-0250147. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 505.

     (b) ENDING DATE FOR PLAN'S FISCAL YEAR. The date of the end of the fiscal year for the purpose of maintaining the Plan's records is December 31.

     (c) AGENT FOR THE SERVICE OF LEGAL PROCESS. The agent for the service of legal process with respect to the Plan is the General Counsel of the Company, who may be contacted at 420 N. Mary Avenue, Sunnyvale, California 94085. The service of legal process also may be made on the Plan by serving the Plan Administrator.

SECTION 13. STATEMENT OF ERISA RIGHTS.

     Participants in this Plan (which is a welfare benefit plan sponsored by General Magic, Inc.) are entitled to certain rights and protections under ERISA. If you are considered a participant in the Plan under ERISA, you are entitled to:

     (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

     (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

     (c) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

     No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

SECTION 14. AMENDMENT OR TERMINATION

     Notwithstanding any other provisions above, the Company reserves the right to amend or terminate this Plan at any time by action of the Board, an authorized committee of the Board, or the Chief Executive Officer; provided, however, that, once a Change of Control occurs, the Plan may not be terminated or amended in any way that impairs the rights or benefits available to an Employee under the Plan without the Employee's written consent to such termination or amendment.

SECTION 15. LEGAL CONSTRUCTION

     This Plan is intended as an "employee welfare benefit plan" for purposes of ERISA. The Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California. This Plan constitutes a plan document and a summary plan description for purposes of ERISA.

                                BENEFIT SCHEDULE

                             FOR GENERAL MAGIC, INC.
                                CHANGE OF CONTROL

                              EXECUTIVE MANAGEMENT

THE COMPANY SHALL DETERMINE IN ITS SOLE AND ABSOLUTE DISCRETION IN WHICH CATEGORY AN EMPLOYEE SHALL BE PLACED FOR PURPOSES OF RECEIVING SEVERANCE BENEFITS UNDER THIS PLAN. THE COMPANY'S DETERMINATION SHALL BE FINAL AND SHALL BE BINDING AND CONCLUSIVE ON ALL PERSONS. THE COMPANY RETAINS THE RIGHT TO RECLASSIFY AN EMPLOYEE PRIOR TO THE TIME OF THE OCCURRENCE OF A CHANGE OF CONTROL, AND THEREAFTER TO THE EXTENT PERMITTED BY THE PLAN.

     If the Employee is a member of the Company's Executive Management team at the time of a Termination After Change of Control (i.e., an officer of the Company (excluding the Company's Chief Executive Officer) or an individual who has been designated as a member of the Executive Management team by the Board or the Company's Chief Executive Officer), then the Employee shall be entitled to receive a lump-sum severance payment in an amount equal to 100% of the greater of the Employee's annual base salary in effect (i) immediately prior to the Change of Control and (ii) at the time of such termination, and shall also be entitled to receive the full amount of the Employee's annual bonus for the fiscal year in which he or she is terminated at the greater of the "on-target" level in effect (i) immediately prior to the Change of Control and (ii) at the time of such termination. This amount shall be paid in lieu of any bonus or commission that may be owing, or become owing to Employee at any time thereafter, to the extent permitted by applicable state wage payment laws. Any severance payments to which the Employee is entitled pursuant to this schedule shall be paid within thirty (30) days of the Employee's termination. In addition, for a period of up to twelve (12) months immediately following a Termination After Change of Control, the Company shall reimburse the Employee for any COBRA premiums paid by the Employee for continued group health insurance coverage (the "Employment Benefits"), with the Employee being responsible for his or her own tax liability, if any, associated with these reimbursements. Such Employment Benefits shall terminate upon the earlier of (i) twelve (12) months from the date of the Employee's termination of employment or (ii) termination of the Employee's entitlement to COBRA coverage under the terms of the statute.

                                BENEFIT SCHEDULE

                             FOR GENERAL MAGIC, INC.
                             CHANGE OF CONTROL PLAN

                             DIRECTORS AND MANAGERS

THE COMPANY SHALL DETERMINE IN ITS SOLE AND ABSOLUTE DISCRETION IN WHICH CATEGORY AN EMPLOYEE SHALL BE PLACED FOR PURPOSES OF RECEIVING SEVERANCE BENEFITS UNDER THIS PLAN. THE COMPANY'S DETERMINATION SHALL BE FINAL AND SHALL BE BINDING AND CONCLUSIVE ON ALL PERSONS. THE COMPANY RETAINS THE RIGHT TO RECLASSIFY AN EMPLOYEE PRIOR TO THE TIME OF THE OCCURRENCE OF A CHANGE OF CONTROL, AND THEREAFTER TO THE EXTENT PERMITTED BY THE PLAN.

     If the Employee holds the position of a director or manager at the time of a Termination After Change of Control, then the Employee shall be entitled to receive a lump-sum severance payment in an amount equal to 50% of the greater of the Employee's annual base salary in effect (i) immediately prior to the Change of Control and (ii) at the time of such termination, and shall also be entitled to receive the full amount of the Employee's annual bonus for the fiscal year in which he or she is terminated at the greater of the "on-target" level in effect
(i) immediately prior to the Change of Control and (ii) at the time of such termination. This amount shall be paid in lieu of any bonus or commission that may be owing, or become owing to Employee at any time thereafter, to the extent permitted by applicable state wage payment laws. Any severance payments to which the Employee is entitled pursuant to this schedule shall be paid within thirty
(30) days of the Employee's termination. In addition, for a period of up to six
(6) months immediately following a Termination After Change of Control, the Company shall reimburse the Employee for any COBRA premiums paid by the Employee for continued group health insurance coverage (the "Employment Benefits"), with the Employee being responsible for his or her own tax liability, if any, associated with these reimbursements. Such Employment Benefits shall terminate upon the earlier of (i) six (6) months from the date of the Employee's termination of employment or (ii) termination of the Employee's entitlement to COBRA coverage under the terms of the statute.

                                BENEFIT SCHEDULE

                             FOR GENERAL MAGIC, INC.
                             CHANGE OF CONTROL PLAN

                                    EMPLOYEES

          THE COMPANY SHALL DETERMINE IN ITS SOLE AND ABSOLUTE DISCRETION IN WHICH CATEGORY AN EMPLOYEE SHALL BE PLACED FOR PURPOSES OF RECEIVING SEVERANCE BENEFITS UNDER THIS PLAN. THE COMPANY'S DETERMINATION SHALL BE FINAL AND SHALL BE BINDING AND CONCLUSIVE ON ALL PERSONS. THE COMPANY RETAINS THE RIGHT TO RECLASSIFY AN EMPLOYEE PRIOR TO THE TIME OF THE OCCURRENCE OF A CHANGE OF CONTROL, AND THEREAFTER TO THE EXTENT PERMITTED BY THE PLAN.

     Any regular, full-time employee of the Company who is not a member of Executive Management or a Director or Manager as of the time of a Termination After Change of Control shall be entitled to receive a lump-sum severance payment in an amount equal to 25% of the greater of the Employee's annual base salary in effect (i) immediately prior to the Change of Control and (ii) at the time of such termination (the "Base Salary Rate"), together with a lump-sum severance payment in the amount of two additional weeks pay at the Base Salary Rate for each full year of the Employee's employment with the Company immediately prior to such termination; provided, however, that in no event shall the aggregate severance payment exceed an amount equal to six (6) months of the Employee's annual base salary at the Base Salary Rate. Such Employee shall also be entitled to receive the full amount of the Employee's annual bonus for the fiscal year in which he or she is terminated at the greater of the "on-target" level in effect (i) immediately prior to the Change of Control and (ii) at the time of such termination. Any severance payments to which the Employee is entitled pursuant to this schedule shall be paid in a lump sum within thirty
(30) days of the Employee's termination. In addition, for a period of up to three (3) months after any termination following a Change of Control, the Company shall reimburse the Employee for any COBRA premiums paid by the Employee for continued group health insurance coverage (the "Employment Benefits"), with the Employee being responsible for his or her own tax liability, if any, associated with these reimbursements. Such Employment Benefits shall terminate upon the earlier of (i) three (3) months from the date of the Employee's termination of employment or (ii) termination of the Employee's entitlement to COBRA coverage under the terms of the statute.